Consent of Independent Accountants



We hereby consent to the incorporation by reference in the Prospectuses and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 4 to the registration statement on Form N-1A (the "Registration Statement") of our report dated August 30, 1996, relating to the financial statements and financial highlights appearing in the July 31, 1996, Annual report to Shareholders of Balanced Fund and Multi-Asset Allocation Fund (constituting INVESCO Multiple Asset Funds, Inc.), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectuses and under the headings "Independent Accountants" and "Financial Statements" in the Statement of Additional Information.



/s/ Price Waterhouse LLP
-------------------------
Price Waterhouse LLP


Denver, Colorado
November 22, 1996